UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Symyx Technologies, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SYMYX TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2009

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SYMYX TECHNOLOGIES, INC., a Delaware corporation, will be held on Thursday, June 11, 2009, at 9:00 a.m., Pacific Daylight Time, at 1263 East Arques Avenue, Sunnyvale, CA 94085 for the following purposes:

1.	To elect three Class I directors nominated by our Board of Directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To conduct any other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Record Date for the Annual Meeting is April 15, 2009.  Only stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

FOR THE BOARD OF DIRECTORS

Isy Goldwasser
Chief Executive Officer

Sunnyvale, California
April 29, 2009

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, we urge you to mark, sign, date and return the proxy card or vote over the Internet or by telephone as instructed in these materials, as promptly as possible to ensure your representation at the meeting.  Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SYMYX TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE 2009
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Proxy is solicited on behalf of the Board of Directors (the “Board”) of Symyx Technologies, Inc. (“Symyx,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held Thursday, June 11, 2009 at 9:00 a.m. Pacific Daylight Time, or at any postponement or adjournment thereof (“Annual Meeting”), for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at our offices at 1263 East Arques Avenue, Sunnyvale, California 94085.  Our telephone number there is (408) 764-2000 and directions may be obtained on our website at www.symyx.com under “Contact” at “Locations.”  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement, but you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record.  All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to post these proxy solicitation materials and mail the Notice on or about April 29, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, June 11, 2009.

The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/87155S.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on April 15, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, 34,076,919 shares of our common stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

Our transfer agent is Wells Fargo Bank, N.A. If, as of the Record Date, your shares were registered directly in your name with our transfer agent, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization on the Record Date, rather than in your name, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Matters Scheduled for a Vote

There are two matters scheduled for a vote:

(1)
To elect three Class I directors nominated by our Board to serve until the 2012 Annual Meeting of Stockholders or until their successors are elected.  The nominees receiving more “For” votes (from the holders of votes of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors) than “Against” votes will be elected.  If you “Abstain” from voting, it will be counted towards the vote total and will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

(2)
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  To be approved, this proposal must receive “For” votes from the holders of a majority of shares present and entitled to vote, either in person or by proxy.  If you “Abstain” from voting, it will be counted towards the vote total and will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Voting

Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.  Stockholders may not cumulate their votes in the election of the directors.

For each nominee to the Board of Directors, and for the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, you may vote “For” or “Against” or “Abstain” from voting.   The procedures for voting are as follows.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

➢
To vote by telephone, dial toll-free 1-800-560-1965 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your vote must be received by 12:00 p.m. Pacific Daylight Time on June 10, 2009 to be counted.

➢
To vote through the Internet, go to www.eproxy.com/smmx to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your vote must be received by 12:00 p.m. Pacific Daylight Time on June 10, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us.  Simply follow the voting instructions in the Notice to ensure your vote is counted.  Alternatively, you may vote by telephone or through the Internet as instructed by your broker or bank.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware you must bear any costs associated with your Internet or telephone access, such as usage charges from Internet access providers and telephone companies.

Counting Votes

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Against,” “Abstain” and broker non-votes.  A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.  Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Election of Directors

In an uncontested election of directors, nominees to the Board will be elected if they receive more “For” votes than “Against” votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.  Abstentions will have the same effect as “Against.”

In an uncontested election, a director who is not reelected will continue to be a director as a “holdover” director, because directors are elected until their successors are elected and qualified.  As a result, in our bylaws it provides that to be nominated by the Board in an uncontested election, an incumbent director must first submit an irrevocable resignation as a director, which resignation must be conditioned upon both (A) such director failing to have received more “For” votes than “Against” votes (referred to as “Withheld” in our bylaws) in the uncontested election and (B) acceptance by the Board of such resignation.

If, in an uncontested election, an incumbent director fails to have received more “For” votes than “Against” votes for election, then the Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board.  The Board will then act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote.  The Governance Committee and the Board will accept such conditional resignation absent compelling circumstances to the contrary.  If the Board determines not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation.

Multiple Proxy Cards

If you receive more than one Notice, it is because your shares may be registered in more than one name or in different accounts.  Please follow the instructions on each of the Notices to ensure all of your shares are voted.

Failure to Indicate Choice on Proxy Card

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” all three of the nominees and, as applicable, “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use at the Annual Meeting.  If you are the record holder of your shares, you can revoke your proxy by delivering timely written notice to our Secretary indicating you are revoking your proxy.  You may contact our Secretary in writing at 415 Oakmead Parkway, Sunnyvale, CA 94085, United States.  Alternatively, you may submit a duly executed proxy bearing a date later than your last executed proxy, you may grant a subsequent proxy by telephone or through the Internet or you may attend the Annual Meeting and vote in person.  Simply attending the Annual Meeting will not, by itself, revoke your proxy.  Your most current proxy card or telephone or Internet proxy is the one that is counted.  If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Quorum

A quorum of stockholders is necessary to hold a valid meeting.  Holders of a majority of the outstanding shares entitled to vote must be present, in person or represented by proxy, at the Annual Meeting in order to have the quorum required to transact business.  On the Record Date, there were 34,076,919 shares outstanding and entitled to vote.  Thus, the holders of 17,038,460 shares must be present, in person or represented by proxy, to have a quorum.  If the shares present, in person and by proxy, at the Annual Meeting do not constitute the required quorum, we may adjourn the Annual Meeting to a later date in order to obtain a quorum.

Voting Results

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

Deadline for Receipt of Stockholder Proposals

If a stockholder intends to present a proposal or nominate one or more directors at our 2010 Annual Meeting of Stockholders, or have a stockholder proposal included in Symyx’s proxy statement for our 2010 Annual Meeting of Stockholders, the proposal or nomination must be in writing and received by us no later than December 30, 2009; provided, however, that if our 2010 Annual Meeting of Stockholders is held before May 12 or after July 11, 2010, then the deadline is a reasonable amount of time prior to the date we post our proxy statement and send the Notice of Internet Availability for the 2010 Annual Meeting of Stockholders.  Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect three Class I directors nominated by our Board.  Our Board currently consists of seven members, divided into three classes serving staggered terms of three years, and there are no vacancies.    Vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum of the Board.  A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.  This also applies to vacancies created by an increase in the authorized number of directors.

There are three directors in Class I whose term of office expires at the Annual Meeting and who are standing for election.  Each of the nominees listed below was appointed to the Board to fill a then-existing vacancy and has not been previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees listed below would serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his death, resignation or removal.

Isy Goldwasser began serving as our Chief Executive Officer in June 2007 and was appointed to fill a then-existing vacancy on the Board in July 2007, as the Board believed it was appropriate for the Chief Executive Officer to be a member of the Board.  The Governance Committee has recommended Mr. Goldwasser for re-election to the Board at the Annual Meeting.

David C. Hill was appointed in August 2007 to fill a then-existing vacancy on the Board.  Dr. Hill was initially recommended to the Board by a member of management.  The Governance Committee has recommended Dr. Hill for re-election to the Board at the Annual Meeting.

Chris van Ingen was appointed in March 2008 to fill a then-existing vacancy on the Board. The Governance Committee engaged Russell Reynolds Associates, an executive search firm, to assist in the process of identifying director candidates, and Russell Reynolds Associates identified Mr. van Ingen to the Governance Committee. The Governance Committee has recommended Mr. van Ingen for re-election to the Board at the Annual Meeting.

Nominees are elected if they receive more “For” votes than “Against” votes of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote generally on the election of directors.  Each of the nominees has submitted a conditional resignation in the event that he receives more “Against” votes (referred to as “Withheld” in our bylaws) than “For” votes in an uncontested election, such as this election.  If a nominee receives more “Against” votes than “For” votes, then the nominee will continue to be a “holdover” director, and will cease to be a director if our Board determines that, based on the fact that the director received more “Against” votes than “For” votes and the other facts the Board may deem relevant, our Board decides to accept the nominee’s previously submitted conditional resignation.  Shares represented by proxies will be voted, if authority to do so is not withheld, for the election of Mr. Goldwasser, Dr. Hill and Mr. van Ingen.  Mr. Goldwasser, Dr. Hill and Mr. van Ingen have agreed to serve if elected, and we have no reason to believe they will be unable to serve.  If any of Mr. Goldwasser, Dr. Hill or Mr. van Ingen becomes unavailable for election unexpectedly, your shares will be voted for the election of a substitute nominee nominated by our Board.

The following is a brief biography of the nominees and each director whose term will continue after the Annual Meeting.

Name	Age	First Became a Director	Principal Occupation / Position Held with us
Nominees for Class I Directors
Isy Goldwasser(1)	39	2007	Chief Executive Officer
David C. Hill(2)	62	2007	Former President and CEO, Sun Chemical Corporation
Chris van Ingen(3)	62	2008	Former President, Bio-Analytical Measurement business of Agilent Technologies, Inc.
Continuing Class II Directors
Steven D. Goldby(4)	69	1998	Chairman of the Board, former Executive Chairman and Partner, Venrock Associates
Timothy Harkness(3)	42	2008	President and Chief Executive Officer, Cell Biosciences, Inc.
Continuing Class III Directors
Bruce Pasternack(5)	61	2007	Venture Partner, CMEA Capital
G. Stephen DeCherney(6)	56	2008	Professor of Medicine (Adjunct), University of North Carolina

______________________________
(1)	Appointed to the Board effective July 2, 2007.

(2)	Appointed to the Board effective August 30, 2007.

(3)	Appointed to the Board effective March 18, 2008.

(4)	Steven D. Goldby became our Executive Chairman effective June 12, 2007 and transitioned to non-executive Chairman effective January 1, 2009.

(5)	Appointed to the Board effective June 29, 2007. The Board appointed Mr. Pasternack as lead independent director on April 23, 2008.

(6)	Appointed to the Board effective July 29, 2008.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

Isy Goldwasser has served as a director since July 2007 and has been with Symyx since our founding.  He was appointed President and Chief Operating Officer in 1998 and was appointed Chief Executive Officer in June 2007. Mr. Goldwasser currently serves as a director of Intermolecular, Inc., Kalypsys, Inc. and Visyx Technologies, Inc. Mr. Goldwasser received a B.S. in chemical engineering from the Massachusetts Institute of Technology and an M.S. in engineering from Stanford University.

David C. Hill, Ph.D. has served as a director since August 2007.  Dr. Hill is currently a director of Hexcel Corporation, where he serves on the Audit and Finance Committees. He served as President and Chief Executive Officer of Sun Chemical Corporation, a producer of printing inks and pigments, from 2006 to 2007.  Prior to joining Sun Chemical Corporation in 2001, Dr. Hill spent four years at JM Huber Corporation, an engineered materials company, as President of Engineered Materials.  From 1980 to 1997, Dr. Hill was employed at AlliedSignal Inc., where his last position was President of Specialty Chemicals.  Dr. Hill began his career at Union Carbide Corporation in 1970, and he has also been Director of Exploratory and New Ventures Research at Occidental Petroleum Corporation.  Dr. Hill holds a Ph.D. in Materials Science and Engineering, a M.S. in Engineering and a B.S. in Materials Science and Engineering, all from the Massachusetts Institute of Technology.

Chris van Ingen has served as a director since March 2008.  In October 2007, he retired from his position as President of the Bio-Analytical Measurement business of Agilent Technologies, Inc., a bio-analytic and electronic measurement solutions company, a position he had held since May 2001.  Prior to assuming that position, Mr. van Ingen held a number of positions in the Chemical Analysis Group of the Hewlett Packard Company and at Agilent Technologies, including Vice President of Sales and Marketing from 1996 to April 2001 and Americas Marketing Center Manager from 1989 to 1996, Product Marketing Manager at the Avondale Division from 1986 to 1989, and Business Development Manager at the Avondale Division from 1984 to 1986.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES SET FORTH ABOVE.

Directors Continuing in Office until the 2010 Annual Meeting

Steven D. Goldby joined us in 1998 as our Chief Executive Officer.  Mr. Goldby has served as a director and Chairman of the Board since July 1998, and served as our Executive Chairman from June 2007 until December 2008.  Effective January 1, 2009, Mr. Goldby ceased his service as Executive Chairman and began serving as a non-executive Chairman of the Board.  Prior to joining us, Mr. Goldby served as Chief Executive Officer and Chairman of the Board of MDL Information Systems, Inc. from 1987 to July 1998.  Currently, Mr. Goldby serves as a director of Landec Corporation. He is also a partner at Venrock Associates.  Mr. Goldby holds an A.B. from the University of North Carolina and a J.D. from Georgetown University Law School.

Timothy Harkness has served as a director since March 2008.  Mr. Harkness is the President and Chief Executive Officer and serves as a director of Cell Biosciences, Inc., a private life sciences tools company focused on nano-proteomics. Previously, he was Senior Vice President and Chief Financial Officer at Nektar Therapeutics, Inc., a biopharmaceutical company.  From 1998 through April 2007, Mr. Harkness served as Chief Financial Officer of Molecular Devices Corporation, an international life sciences tools company, which was acquired by MDS, Inc.  He also currently serves as a director of FortéBio, Inc., a private life sciences tools company.  Mr. Harkness holds a B.B.A. from the University of Wisconsin, and an M.B.A. from Stanford University.

Directors Continuing in Office until the 2011 Annual Meeting

Bruce Pasternack has served as a director since June 2007.  Mr. Pasternack is a Venture Partner at CMEA Capital.  From May 2005 to May 2007, Mr. Pasternack served as the President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities.  Prior to that, Mr. Pasternack spent more than 28 years at Booz Allen Hamilton, Inc., a global strategy and technology consulting company, where his last position was Senior Vice President and Managing Partner of its San Francisco office. Earlier in his career, he served as associate administrator for Policy and Program Evaluation in the U.S. Federal Energy Administration (now Department of Energy). He serves as a director of Codexis, Inc., Quantum Corporation and of several non-profit organizations.  Mr. Pasternack holds a B.E. from The Cooper Union and a M.S.E. from the University of Pennsylvania.

G. Stephen DeCherney, M.D., M.P.H. has served as a director since July 2008.   Dr. DeCherney has been a Professor of Medicine (Adjunct) at the University of North Carolina since May 2005.  From August 2004 until March 2008, Dr. DeCherney was employed by Quintiles Transnational Corporation, a contract research organization to drug and medical device companies, in a variety of executive roles including President, Global Clinical Research Organization, and Chief Innovation Officer (the position from which he retired in March 2008).  During his time there he was a member of the Corporate Executive Committee.  From February 2000 to July 2004, Dr. DeCherney was employed by PRA International, a global clinical development organization, serving as Executive Vice President of Strategic Programs from March 2003 to July 2004 and Executive Vice President of Global Clinical Operations from February 2000 to March 2003.  Dr. DeCherney holds a B.A. in biology from Columbia University, an M.D. from the Temple University and an M.P.H., Healthcare Management from Columbia University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board and Committees of the Board

Board Independence; Lead Independent Director

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.  Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships among each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that Messrs. DeCherney, Pasternack, Harkness, van Ingen and Dr. Hill are independent directors within the meaning of the applicable Nasdaq listing standards.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.  In determining the independence of Dr. Hill, the Board took into account the consulting services Dr. Hill provided to us in fiscal 2007 and 2008; Dr. Hill received $102,358 in such fees in 2008.  The Board does not believe this consulting arrangement interfered or will interfere with Dr. Hill’s exercise of independent judgment in carrying out his responsibilities as a director.

In determining the independence of Mr. Harkness, the Board took into account the consulting services Mr. Harkness provided to us in fiscal 2007, prior to his appointment to our Board, in connection with our acquisition of MDL Information Systems, Inc., for which he was paid an aggregate of $21,750.  The Board does not believe this consulting arrangement interfered or will interfere with Mr. Harkness’ exercise of independent judgment in carrying out his responsibilities as a director.

Mr. Goldby, our former Executive Chairman and current Chairman, and Mr. Goldwasser, our Chief Executive Officer, are not independent directors by virtue of their former and current employment with us, respectively.

Our Board has a designated lead independent director who chairs and may call formal closed sessions of the outside directors and leads Board meetings in the absence of the Chairman.  In April 2008, the Board appointed Mr. Pasternack to the position of lead independent director and he continues to serve in this role.

Board Meeting Attendance

Our Board held ten (10) meetings during the fiscal year ended December 31, 2008.  All of our current directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served that were held during the portion of the last fiscal year for which they were directors or committee members, respectively.  During fiscal year 2008, Mr. Tom Baruch, a former director, attended only one of the two Board meetings held while he was serving as a director and only one of the two Audit Committee meetings held while he was a member of the Audit Committee.

Committees of the Board

The Board has three standing committees: Audit, Compensation and Governance.  From time to time, the Board may create ad hoc committees for special purposes.  For example, in October 2008 the Board created an ad hoc Strategy Committee to work with our Chief Executive Officer and Chief Financial Officer on a number of initiatives.  Directors Harkness and Pasternack currently serve on the Strategy Committee, which held three (3) meetings in fiscal 2008.

The following table provides membership and meeting information for fiscal 2008 for each of the Board’s three standing committees:

	Audit Committee	Compensation Committee	Governance Committee
Thomas R. Baruch (1)	X	X	X
Anthony R. Muller(1)	X		X
Kenneth J. Nussbacher(2)	X		X

G. Stephen DeCherney	X
Timothy Harkness	X*
David C. Hill		X	X*
Bruce Pasternack	X (3)	X*	X
Chris van Ingen	X	X

Total Meetings in fiscal 2008	7	6	3
______________________________
*	Committee Chairperson as of December 31, 2008.

(1)	Resigned from the Board and each committee thereof, effective March 17, 2008.
(2)	Resigned from the Board and each committee thereof, effective June 16, 2008.
(3)	Replaced by Dr. DeCherney on November 5, 2008 and no longer serves on the Audit Committee.

A description of each standing committee of the Board follows.  Each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.  The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee Symyx’s corporate accounting and financial reporting processes and audits of its financial statements.  The Audit Committee is composed of three directors: Dr. DeCherney and Messrs. Harkness and van Ingen.  Mr. Harkness is the current chairperson of the Audit Committee.  The Board has determined that Messrs. DeCherney, Harkness and van Ingen meet the independence requirements of Rule 10A-3 of the Exchange Act, and Nasdaq listing standards with respect to audit committee members.  The Board further determined that the services Mr. Harkness provided to us as a consultant preceding his appointment to the Board were not such that his ability to exercise independent judgment with regard to us would be impaired.  Our Board has also determined that Mr. Harkness meets the definition of “audit committee financial expert” as defined in Item 407(d)(5) of regulation S-K of the Exchange Act.  The Board made a qualitative assessment of Mr. Harkness’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer for public reporting companies and his status as a Certified Public Accountant.  Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement.  The Audit Committee is governed by a written charter approved by the Board, a copy of which is available to stockholders on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  Pursuant to this charter, the purpose of the Audit Committee is: to oversee our accounting and financial reporting processes and audits of our financial statements; to provide assistance to the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) the effectiveness of our internal control over financial reporting, (iii) our compliance with legal and regulatory requirements under applicable securities laws, and (iv) the independent registered public accounting firm’s qualifications, independence and performance; to present a report in accordance with the rules of the SEC in our proxy statement; to provide the Board with the results of its monitoring and recommendations derived therefrom; and to provide the Board with such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board.   The Audit Committee held seven (7) meetings during the fiscal year ended December 31, 2008.

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Hill and Messrs. Pasternack and van Ingen.  Mr. Pasternack is the current chairperson of the Compensation Committee.  All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  Information regarding the functions performed by the Compensation Committee is set forth in the “Compensation Discussion and Analysis,” included in this proxy statement.  The Compensation Committee is governed by a written charter approved by the Board, a copy of which is available to stockholders on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  Pursuant to this charter, the purpose of the Compensation Committee is: to develop compensation policies designed to attract and retain key employees necessary to support our growth and success; to review and approve the CEO’s performance and compensation level and the compensation levels of the other executive officers; to approve all employment, severance or change in control agreements with any executive officers or directors; to review annually a report disclosing all perquisites and benefits to executive officers; to review the compensation of the members of the Board; to design, implement and administer all equity-based compensation plans; to make annual recommendations regarding stock award pools; to review and advise the Board on (i) current trends in industry-wide compensation practices and (ii) how our compensation programs compare to those of appropriate peer group companies; to retain and terminate any compensation consultant(s) and approve such consultants’ fees and obtain independent advice from internal or external human resources, legal, accounting or other advisors; and to make regular reports to the Board summarizing its recommendations and decisions.  Each year, the Compensation Committee reviews with management Symyx’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee meets at least two times annually and with greater frequency if necessary.  The Compensation Committee held six (6) meetings during the fiscal year ended December 31, 2008.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with Chief Executive Officer and Chief Financial Officer.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Symyx, as well as authority to obtain, at the expense of Symyx, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  In particular, the Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.  The Compensation Committee may delegate its authority to subcommittees of the Compensation Committee.

In 2008, the Compensation Committee retained Compensia, Inc. as an outside consultant to provide advice with respect to various compensation-related matters.  Compensia, Inc. reports to the Chairman of our Compensation Committee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year.  However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Symyx’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels, including equity awards, and the establishment of performance objectives for the current year.

Shortly after the end of the year, the Chief Executive Officer reviews the performance of each of the executive officers other than himself. The Chief Executive Officer then provides to the Compensation Committee a summary of the reviews and his recommendations, based on consultation with the Chief Financial Officer, regarding total compensation and the allocation between base salary, short-term performance-based compensation and long-term equity incentive compensation. Typically the Chief Executive Officer solicits the input of the Compensation Committee prior to making his recommendations.  In addition, our Chief Executive Officer, in consultation with our Chief Financial Officer, provides recommendations regarding the determination of annual corporate objectives and goals.  The Chief Executive Officer and Chief Financial Officer have no role in recommending their respective compensation and are specifically excluded from any discussions or deliberations related to their respective compensation.  However, the Chief Executive Officer will include a recommendation regarding the compensation package of the Chief Financial Officer in his presentation to the Compensation Committee, and provide with his review of the Chief Financial Officer’s performance for the preceding performance period. The Chief Executive Officer’s recommendations regarding the compensation packages and annual corporate objective and goals are reviewed and, subject to their input and revision, approved by our Compensation Committee and Board.  The Compensation Committee makes its determination regarding the Chief Executive Officer’s compensation based on company performance, with some adjustment, if any, based the Compensation Committee’s assessment of his personal performance for the performance year.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Governance Committee

The Governance Committee is composed of two directors: Dr. Hill and Mr. Pasternack.  Dr. Hill is the current chairperson of the Governance Committee.  All members of the Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  The Governance Committee is governed by a written charter approved by the Board, a copy of which is available to stockholders on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  Pursuant to this charter, the functions of the Governance Committee include recommending corporate governance compliance guidelines; identifying, reviewing and evaluating qualified candidates for the Board and making recommendations to the Board regarding Board nominees; reviewing and making recommendations concerning membership on each of the Board’s committees; affirming that the requisite number of board members serving on committees of the Board meet applicable independence standards; considering and making recommendations regarding stockholder comments relating to Board composition; reviewing and approving charters for all committees of the Board; developing a system for annual Board and committee evaluation; ensuring that the Board and its committees are conducting regular executive sessions; assisting the Board with executive development and succession matters; and obtaining, as necessary, advice and assistance from legal, accounting and other advisors, including consultants, as needed to conduct new director searches.  The Governance Committee held three (3) meetings during the fiscal year ended December 31, 2008.

Consideration of Director Nominees

Stockholder Recommendations

The policy of the Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.”  In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.  The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth below under “Director Qualifications,” based on whether or not the candidate was recommended by a stockholder.  Any stockholder recommendations proposed for consideration by the Governance Committee should be in writing and delivered to the Governance Committee at the following address:

Investor Relations
Symyx Technologies, Inc.
415 Oakmead Parkway
Sunnyvale, CA 94085
United States

Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  In addition, procedures for stockholder recommendations of directors are discussed under “Deadline for Receipt of Stockholder Proposals” and are described in detail in our Bylaws, which we will provide to stockholders upon written request sent to the address set forth above.

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with our Code of Conduct and Ethics posted on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  They should have broad experience at the policy-making level in business and technology.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  The Governance Committee retains the right to modify these qualifications from time to time.  Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Candidates for director nominees are reviewed in the context of the Board’s existing composition, our operating requirements and the long-term interests of stockholders.  The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director.  Candidates may come to the attention of the Governance Committee through current members of the Board, executive management, professional search firms, stockholders or others.  These candidates are evaluated by the Governance Committee, and may be considered at any point during the year.  As described above, the Governance Committee considers properly submitted stockholder recommendations for candidates for the Board.  Following verification of the stockholder status of persons proposing candidates, the Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders.  If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.  The Governance Committee may also review materials provided by professional search firms or other parties in connection with a candidate who is not recommended by a stockholder.  In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.  In fiscal 2008, the Governance Committee paid fees of $50,000 and $75,000 to Russell Reynolds Associates, an executive search firm, to assist in the process of identifying and evaluating director candidates, which resulted in the recruitment of Mr. van Ingen and Dr. DeCherney, respectively, as members of the Board.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders; however, we encourage our nominees for director to attend the annual meeting.  Two of our directors, Messrs. Goldwasser and van Ingen, attended the 2008 Annual Meeting of Stockholders.

Stockholder Communication

We have not adopted a formal process related to stockholder communications with the Board.  Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  We believe we have been properly responsive to stockholder communications to the Board.  Stockholders may communicate with the Board by submitting a letter to the attention of Chairman of the Board of Directors, c/o Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, CA  94085, United States.

Code of Conduct and Ethics

We adopted our Code of Conduct and Ethics on January 8, 2004 and revised it on July 17, 2007; it applies to all officers, directors and employees.  The Code of Conduct and Ethics is available on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  If we make any substantive amendments to the Code of Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Compensation Committee Interlocks and Insider Participations

During fiscal 2008, the following individuals served as members of our Compensation Committee: Messrs. Pasternack, van Ingen and Baruch and Dr. Hill.  None of them has at any time been an officer or employee of Symyx.  None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or the Compensation Committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Mr. Pasternack, the current chairperson of our Compensation Committee, is also a Venture Partner of CMEA Capital (formerly CMEA Ventures). Mr. Pasternack does not have an ownership interest or investment interest in CMEA Capital.  CMEA Capital holds a 17.5% interest in Intermolecular, Inc. (“Intermolecular”).  During his tenure on our Compensation Committee in early 2008, Mr. Baruch also served on Intermolecular’s board of directors and compensation committee.  We entered into a Collaborative Development and License Agreement with Intermolecular in March 2005 and an Alliance Agreement in December 2005.  Under these agreements, the two companies worked together to conduct R&D and other activities with respect to materials and high-throughput technology for use in semiconductor applications.  Generally, each party bore its own expenses.  These agreements further provided certain licenses from us to Intermolecular, in exchange for which we are entitled to royalties.  In late 2007, following the conclusion of the joint research and development activities, these agreements were amended. Under the amended agreements, we have an ongoing obligation to provide two employees to modify and integrate certain Symyx software with and into Intermolecular products and to provide Intermolecular access to certain Symyx equipment for development purposes. In August 2006, we invested $13,500,000 in exchange for approximately 13% of Intermolecular’s outstanding shares, and in December 2008, we invested an additional $1,647,000 to maintain our interest.  For the years ended December 31, 2008, 2007 and 2006, we recognized revenue from Intermolecular of $1,418,000, $912,000 and $52,000, respectively. As of December 31, 2008, we recorded $32,000 of deferred revenue and a $77,000 customer deposit from Intermolecular.

In November 2006, we invested $400,000 in cash and licensed certain sensor technology in exchange for approximately 38% of the outstanding shares of Visyx Technologies Inc. (“Visyx”). We have a 45% voting right in relation to its shareholdings.  CMEA Capital holds approximately 42% of the outstanding shares of Visyx and has a 49% voting right in relation to its shareholdings.  In July 2007, we provided Visyx a $100,000 loan in exchange for a convertible promissory note on the same terms and conditions as the other principal investor.  In November 2007, MeasurementSpecialties, Inc. acquired the assets of Visyx.  We will share in future distributions, if any, subject to certain preferred stock liquidation preferences.  Symyx does not have any commitments to fund this entity.  As of December 31, 2008, Symyx had a $0 carrying value of this investment.

We believe each of the transactions described above have terms no less favorable to us than we could have obtained from unaffiliated third parties.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement.  Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into Symyx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

The Compensation Committee of the Board of Directors

David C. Hill
Bruce Pasternack
Chris van Ingen (1)
______________________________
(1)	Mr. van Ingen joined the Compensation Committee on March 18, 2008. Prior to that time, Thomas R. Baruch served on the Compensation Committee.

* The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Symyx Technologies, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Committee Report**

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management of Symyx.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Symyx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

The Audit Committee of the Board of Directors

Timothy Harkness (1)
Chris van Ingen (1)
G. Stephen DeCherney (2)

______________________________
(1)
Messrs. Harkness and van Ingen joined the Audit Committee on March 18, 2008.  Prior to that time, Thomas R. Baruch and Anthony R. Muller served on the Audit Committee.  Messrs. Baruch and Muller left the Board of Directors on March 17, 2008.

(2)
Dr. DeCherney joined the Audit Committee on November 5, 2008, replacing Mr. Pasternack who joined the Audit Committee on June 16, 2008 following Mr. Nussbacher’s resignation from the Board on that date.

** The material in this Audit Committee Report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing Symyx Technologies, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2009.  We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Ernst & Young LLP has audited our historical consolidated financial statements for all annual periods since our incorporation in 1994.  We expect representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require our stockholders to ratify the selection of Ernst & Young LLP as our independent auditors.  However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Symyx and its stockholders.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on the proposal for quorum purposes and will have the same effect as “Against” votes.  Broker non-votes will have no effect on the outcome of the vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Principal Accounting Fees and Services

In connection with the audits of the 2008 and 2007 financial statements, we entered into engagement agreements with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP performed audit services for us.  Those agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pursuant to its policies, the Audit Committee pre-approves all audit and non-audit services provided to us by the independent registered public accounting firm.  According to the Audit Committee charter, this pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the Audit Committee’s next meeting.  During fiscal 2008, the Audit Committee delegated to Mr. Harkness pre-approval authority between meetings of the Audit Committee.

The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for various services provided for the years ended December 31, 2008 and 2007 (in thousands):

	Fiscal Year Ended (in thousands)
Service Category	2008	2007
Audit Fees	$1,789	$1,861
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$1,789	$1,861

Audit Fees

Aggregate fees were for professional services rendered for the audits of our consolidated financial statements, limited reviews of our unaudited condensed consolidated interim financial statements and internal control over financial reporting, issuances of consents, statutory audits and assistance with review of documents filed with the SEC.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Compensation Committee believes an effective executive compensation program should reward achievement of our specific long-term and strategic goals, attract and retain executive officers and other key employees who contribute to our long-term success, and align executives’ interests with those of the stockholders by rewarding performance consistent with established goals, with the ultimate objective of improving stockholder value.  With this in mind, our Compensation Committee ties at least 40% of executive compensation to company performance.  We strive to design our compensation programs so that the compensation provided to our executives and other key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies against which we recruit and compete for talent.  We recognize compensation programs must be understandable to be effective and that program administration and decision-making must be fair and equitable.

Role of the Compensation Committee

The Compensation Committee establishes, implements and monitors adherence to our compensation strategy.  In the course of its annual review of our compensation practices, the Compensation Committee considers whether our current compensation program is consistent with our compensation philosophy and objectives and determines whether to modify it or introduce new elements of compensation to better meet these objectives.

The Compensation Committee meets at least twice per year, with greater frequency, if necessary.  In fiscal 2008, the Compensation Committee held six (6) meetings.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Chief Financial Officer and with input from our Vice President of Human Relations.  The Compensation Committee also meets regularly in executive session.  However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings.  The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels.  In determining 2008 and 2009 compensation for our executive officers, the Compensation Committee used a combination of financial reports and projections, publicly available market data regarding the companies we compete with for talent as described below, tally sheets and a review of historical and current compensation levels for our executive officers.  In addition, in setting the compensation of our Chief Executive Officer, the Compensation Committee also relies on our Chief Executive’s Officer’s self-assessment as well as the Compensation Committee’s own assessment of the Chief Executive Officer’s performance.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels, including equity awards, and the establishment of performance objectives for the current year.  Typically, the Compensation Committee has made its most significant adjustments to annual compensation, determined cash awards, and established new performance objectives at one or more meetings held during the first and fourth quarters of the year.  Generally, adjustments to the base salary of our executive officers are determined by the Compensation Committee in February of each year, with the adjustments becoming effective March 1 of each year.  Annual short-term performance-based cash bonus awards are generally made in our first quarter following the year in which services are performed, while long-term equity incentive compensation is usually determined during the last quarter of each year.  The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Role of Executive Officers in Compensation Decisions

Shortly after the end of the year, the Chief Executive Officer reviews the performance of each executive officer other than himself.  The Chief Executive Officer then provides to the Compensation Committee a summary of the reviews and his recommendations, based on consultation with the Chief Financial Officer, regarding total compensation and the allocation between base salary, short-term performance-based compensation and long-term equity incentive compensation.  Typically, the Chief Executive Officer discusses his views with the Compensation Committee prior to making his recommendations.  In addition, our Chief Executive Officer, in consultation with our Chief Financial Officer, provides recommendations regarding the determination of annual corporate objectives and goals.  The Chief Executive Officer and Chief Financial Officer have no role in recommending, and are specifically excluded from any discussions or deliberations related to, their respective compensation.  However, the Chief Executive Officer will include a recommendation regarding the compensation package of the Chief Financial Officer in his presentation to the Compensation Committee and provide with his recommendations a review of the Chief Financial Officer’s performance for the preceding performance period.  The Chief Executive Officer’s recommendations regarding the compensation packages and annual corporate objectives and goals are reviewed and, subject to their input and revision, approved by our Compensation Committee and Board.  The Compensation Committee makes its determination regarding the Chief Executive Officer’s compensation based on company performance, with some adjustment, if any, based the Compensation Committee’s assessment of his personal performance for the performance year.

Other than as described above, no other executive officer participates in recommending the amount or form of executive officer compensation.  Our Compensation Committee does not delegate any of its functions to others in determining executive officer compensation, and, except as described below, the Compensation Committee has not engaged any consultants with respect to executive compensation matters.

Setting Executive Compensation

To set total compensation guidelines at levels that enable us to attract and retain talent, our Compensation Committee reviews the market data of companies we compete with for talent.  The market data consists of publicly disclosed data from companies in two peer groups: (i) publicly traded, similarly sized technology and life science companies and (ii) regional technology and life science companies that we consider to be labor market competitors (together, the “Compensation Peer Group”).  The composition of the Compensation Peer Group reflects the breadth of industries in which our business units compete.  The Compensation Committee continues to periodically review and update the companies that comprise the Compensation Peer Group.

A representative  subset of the Compensation Peer Group consists of the following companies:

Similarly Sized Peer Group:		Broad Bay Area Peer Group:

•	Accelrys	•	Adobe
•	Advent	•	Affymetrix
•	Connetics	•	Cypress
•	Cubist Pharmaceuticals	•	Dionex
•	DSP Group	•	Gilead Sciences, Inc.
•	eResearch Technology	•	Hyperion
•	Exelixis	•	Juniper
•	InterMune	•	Openwave
•	Neurocrine Biosciences	•	Protein Design Labs
•	Quality Systems	•	Sybase
•	Tessera	•	VeriSign
•	Trident Microsystems

Because we compete with many larger organizations for top executive-level talent, the Compensation Committee generally sets compensation for executive officers at the 75th percentile of the base salary and target cash incentive compensation paid to similarly situated executives of the organizations comprising the Compensation Peer Group.  Variations may occur based on the experience level of the individual and market factors.  Our Compensation Committee believes this benchmark is appropriate for several reasons.  We have a complex business model and are pursuing multiple commercial and product development opportunities simultaneously with a relatively small organization.  Competition for executive-level talent is intense in the industries in which we compete and in our geographic area.  Our executives generally have many years of valuable experience in our business, and we believe their continued leadership is critical to our success.

From time to time, since 2005, the Compensation Committee has engaged Compensia, Inc. (“Compensia”), a human resources consulting firm, to conduct reviews of our total compensation program for executive officers.  Compensia has provided to the Compensation Committee market data regarding all aspects of executive compensation and alternatives to consider when making compensation decisions for executive officers and when assessing the recommendations being made by our Chief Executive Officer and Chief Financial Officer regarding executive compensation.

2008 Executive Compensation Components

Our Compensation Committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.  To that end, our 2008 and 2009 compensation programs consist of:

•	base salary;

•	short-term cash incentive awards;

•	discretionary cash bonuses to reward exemplary effort and achievement; and

•	equity incentive awards.

The Compensation Committee does not have a formal policy for allocating compensation among salary, bonus and cash and equity incentive grants.  The compensation arrangements for certain of our executive officers are based in large part on the terms negotiated by them when they were hired.

Base Salary

The base salary we pay to our executive officers and other employees is intended to compensate them for day-to-day services rendered during the fiscal year.  Base salary ranges for our executive officers are determined for each executive based on his or her position and responsibility.

Salary levels are typically considered annually as part of our performance review process and upon a promotion or other change in job responsibility.

During its review of base salaries for our executive officers in 2008, the Compensation Committee considered:

•	market data previously provided by Compensia discussed above;

•	internal review of each executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

The following is a discussion of the 2008 and 2009 base salaries paid to our executive officers and former executive officers appearing in the summary compensation table following this Compensation Discussion and Analysis, who are referred to as the “Named Executive Officers.”

Base salaries for our Named Executive Officers remained unchanged in 2008 from base salaries at the end of 2007, with the exception of Mr. Heritage, whose base salary at December 31, 2007 was $277,000, and which was increased to $300,000 effective June 2008 in connection with his promotion to President, Symyx Software.  The Compensation Committee determined not to increase base salaries for our Named Executive Officers in 2008 from their base salaries as of the end of 2007, other than as described above, because the Compensation Committee concluded that such salaries remained competitive in the market after reviewing each executive’s salary individually and relative to his or her peers.

Short-Term Cash Incentive Compensation Awards

Our executives are eligible to receive short-term cash incentive compensation awards annually pursuant to our 2007 Executive Annual Cash Incentive Plan (the “Bonus Plan”), which is subject to Compensation Committee oversight and modification.  The Compensation Committee established the Bonus Plan to provide strong incentives for our executive officers to perform at their highest levels.  The Compensation Committee considers annually, typically before or within the first 90 days of the fiscal year, whether an annual cash incentive program will be established under the Bonus Plan for that fiscal year and, if so, approves the group of executives eligible to participate in the plan for that year.  In 2008, the executive officers eligible to participate in the Bonus Plan were our Chief Executive Officer, Chief Financial Officer, our three business unit presidents, our head of sales and our Chief Accounting Officer.  Additions to the eligible participants in the Bonus Plan are made if we hire a new executive officer or an employee becomes an executive officer as a result of a promotion.

The Bonus Plan provides for a target annual cash bonus based on a percentage of an executive’s annual base salary.  For each year, the Compensation Committee establishes specific financial performance goals for Symyx.  Typically, there is a minimum set of goals at and above which partial bonuses may be payable, and a target set of goals at which full bonuses may be payable.  To the extent Symyx achieves its financial goals within or above the applicable range, a bonus pool is funded under the Bonus Plan equal to the corresponding percentage of each eligible executive’s target bonus, beginning with 20% and increasing to 100% of such amount.  At the maximum target level, the bonus pool equals the sum of all eligible executives’ individual target bonuses.  Once the pool is funded, the Compensation Committee then awards actual cash bonuses from that pool based on each executive’s individual performance, aided by recommendations from the Chief Executive Officer for all executives other than himself.  The Compensation Committee separately determines any bonus payable to the Chief Executive Officer under the Bonus Plan.

The salary percentage an executive officer is eligible to receive is a function of his role with Symyx and, for certain of our executive officers, the percentage such executive officer negotiated when he was hired.  The salary percentages for our Named Executive Officers under the Bonus Plan in 2008 are set forth in the table below.

Name	Salary Percentage if Target Achieved
Isy Goldwasser	65

Richard Boehner	65

Rex Jackson	65

Trevor Heritage	65

Richard Rosenthal	30

Kevin Cronin	80

Gerard Abraham	65

The Compensation Committee sets annual performance goals under the Bonus Plan within the first 90 days of the fiscal year.  These goals are typically financial objectives that have minimum targets consistent with our publicly-announced financial projections and progressively higher targets (or “stretch goals”) for full bonus eligibility.  In determining the minimum and maximum levels, the Compensation Committee considers the results of our internal budgeting and planning processes, as well as specific circumstances we expect to face during the coming year.  The Compensation Committee also determines in the first quarter of each year if the performance goals set for the prior fiscal year have been satisfied.

The financial performance goals set by the Compensation Committee are designed to align our executive officers’ incentive compensation with our strategic plans.  For 2008, the Compensation Committee set minimum revenue, operating income and earnings per share targets consistent with our publicly-announced financial projections, and higher targets for full bonus eligibility as shown below.  For performance between these targets, the pool would be adjusted proportionately.

	Minimum	Target/Maximum
2008 Non-GAAP Revenue	$176 million	$194 million

Non-GAAP Operating Income	$0.1 million	$8.9 million

Non-GAAP EPS	$0.02	$0.18

Pool Percentage	20%	100%

For fiscal 2008, Symyx did not meet the minimum target set forth above.  As a result, no payments were made under the Bonus Plan to our executive officers for performance in 2008, as reflected in the “Summary Compensation Table” below under the column entitled “Non-Equity Incentive Plan Compensation.”  As noted below, however, the Compensation Committee recommended and the Board of Directors approved a discretionary cash bonus to certain of our executive officers.

Discretionary Cash Bonuses

The Compensation Committee has the discretion to award discretionary cash bonuses outside of the Bonus Plan to reward our executive officers for individual contributions to key strategic goals achieved during the fiscal year.  For performance in fiscal 2008, the Compensation Committee made discretionary bonus awards to three of our executive officers and one former executive officer, Rex Jackson, Richard Rosenthal and Richard Boehner and Kevin Cronin, respectively, to reward them for their contributions in 2008 based upon the Compensation Committee’s assessment of their individual performance against their documented goals for the fiscal year and recommendations from our Chief Executive Officer.  These discretionary bonus payments are set forth in the “Summary Compensation Table” below under the column entitled “Bonus.”

Equity Incentive Awards

The equity-based incentive component of the compensation program is designed to further focus the efforts of our executive officers on our long-term success.  The Compensation Committee believes equity-based incentives have been effective in our recruitment and retention of key employees.  Equity incentive awards for our executive officers have been primarily in the form of stock options and performance-based restricted stock units, with time-based restricted stock units used in specific circumstances.  We typically grant options at the commencement of employment and annually thereafter.  Stock award levels are determined based on market data and vary based on the executive officer’s position.  The Compensation Committee administers all of our equity incentive plans.

The Compensation Committee has the discretion to grant equity awards with different vesting schedules, but generally, grants under the our  2007 Stock Incentive Plan provide for annual vesting of at least 25% of the total number of shares subject to an award. The Compensation Committee requires a vesting schedule to provide ongoing incentives for our executive officers to remain with Symyx.

In granting equity awards, the Compensation Committee considers, among other factors, data provided by Compensia on aggregate burn rates of peer companies, the expense burden to Symyx of different types and amounts of awards, individual performance, overall contribution, executive officer retention, the number of unvested stock options and restricted stock units currently held by the employee and the total number of stock options and stock units available for grant.  The Compensation Committee takes all of these factors into account, and therefore does not target any particular peer group percentile.

In 2008, the Compensation Committee awarded executive officers the stock options set forth in “Grants of Plan Based Awards in 2008.”  The Compensation Committee awarded stock options, rather than restricted stock, after concluding that stock options would better motivate the executive officers to achieve stockholder value.

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits we and the Compensation Committee believe are reasonable and consistent with our overall compensation programs to better enable us to attract and retain superior employees for key positions.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

During 2008, Mr. Boehner, President of our Symyx HPR division, received housing and other living expenses in the aggregate amount of $28,013 and tax reimbursements and gross-up payments in the aggregate amount of $13,457. These amounts are included in column entitled “All Other Compensation” of the “Summary Compensation Table.”  Mr. Boehner received these benefits as part of his employment package with Symyx upon being hired in 2007.

Each of our Named Executive Officers is eligible to participate in the Severance Plan (as defined and described below), other than Mr. Rosenthal (though pursuant to the terms of his employment letter with Symyx, he has contingent severance rights that are materially equal to those provided under the Severance Plan) and Mr. Heritage (Mr. Heritage replaced Timothy Campbell as President, Symyx Software in 2008 and has not yet been named as a participant in the Severance Plan).  Mr. Abraham received benefits under the Severance Plan upon leaving Symyx at the end of 2008, as reflected in the column entitled “All Other Compensation” of the “Summary Compensation Table” below.  Information regarding applicable payments under such agreements for certain executive officers is provided below under the heading “Potential Payments upon Termination or Change-in-Control.”

All employees in the United States are eligible to participate in the Symyx 401(k) Retirement Plan.  We match employee contributions up to the lower of 2% of employee’s salary or $4,500, subject to vesting provisions.

Change of Control and Severance Benefit Plan

In May 2007, we adopted an Executive Change in Control and Severance Benefit Plan (the “Severance Plan”) covering certain of our executive officers as described in the section of this proxy statement entitled “Potential Payments Upon Termination or Change-in-Control.”  The Severance Plan was adopted following a review of practices at comparable companies and was implemented to maintain the competitiveness and effectiveness of our total executive compensation package and to ensure our executive officers—some of whom had individual change-in-control protections—were all under a single, consistent plan.  The Compensation Committee believes having such an arrangement in place can help us attract and retain key executive officers in a marketplace where these types of arrangements are commonly offered by our peer companies.  We also believe such arrangements allow our executives to assess a potential change of control objectively, without regard to the potential impact of the transaction on their own job security.  We sought to implement a plan with terms consistent with those offered at peer companies.  Among its key provisions, the Severance Plan provides for the payment of benefits in the event of termination of employment following a change of control, and under certain circumstances, the Severance Plan provides for the payment of benefits absent a change of control.  The Compensation Committee considers the benefits under the Severance Plan to be industry standard and to appropriately protect our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 paid to certain individuals, exclusive of certain performance-based compensation. We believe compensation paid under our management incentive plans is generally fully deductible for federal income tax purposes.  However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.  To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible.  However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Accounting for Stock-Based Compensation

We expense our Named Executive Officers’ salaries and incentive awards when earned, assuming the applicable vesting requirements have been met.  For our equity awards, FAS 123R requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans.  In November 2007, the Compensation Committee determined to use stock options as the sole equity component of its long-term executive compensation program, and therefore to record this expense on an ongoing basis according to FAS 123R. The Compensation Committee considers the accounting impact of FAS 123R in determining the size of the options grants and grants of restricted stock units made to our executive officers.  The Compensation Committee may in the future consider reinstituting the use of restricted stock or restricted stock units to our executive officers in lieu of or in addition to stock option grants in light of the accounting impact of FAS 123R with respect to stock option grants and other considerations.

Summary Compensation Table

The following table sets forth the compensation for the years ended December 31, 2008, 2007 and 2006 paid to, awarded to or earned by our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers during the fiscal year ended December 31, 2008, one former executive officer who departed from Symyx prior to the end of the fiscal year and one former executive officer who is still employed with Symyx but is no longer serving as an executive officer (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Isy Goldwasser	2008	$420,000	$—	$415,067	$203,897	$—	$5,634		$1,044,598
Chief Executive	2007	$420,000	$73,500	$648,606	$32,760	$136,500	$5,051		$1,316,417
Officer (3)	2006	$375,000	$—	$806,575	$—	$211,000	$4,400		$1,396,975

Rex S. Jackson	2008	$330,000	$128,700	$353,239	$122,705	$—	$6,138		$940,782
Executive Vice President and Chief Financial Officer (4)	2007	$267,831	$175,000	$414,704	$19,656	$107,250	$4,954		$989,395

Richard Boehner	2008	$300,000	$70,200	$107,903	$101,948	$—	$47,014	(10)	$627,065
President, Symyx HPR (5)	2007	$225,000	$—	$90,912	$16,380	$150,000	$61,006		$543,298

Trevor Heritage	2008	$290,724	$—	$—	$76,196	$—	$5,340		$372,260
President, Symyx Software (6)

Richard Rosenthal	2008	$260,400	$46,872	$—	$35,358	$—	$6,810		$349,440
Senior Vice President of Finance(7)

Kevin Cronin	2008	$250,000	$114,000	$91,335	$49,140	$—	$5,760		$510,235
Former Senior Vice President, Sales (8)

Gerard Abraham	2008	$290,000	$—	$45,013	$98,280	$—	$275,216	(11)	$708,509
Former President, Symyx Tools (9)
_________________________________

(1)
Represents the proportionate amount of the total fair value of the stock and option awards recognized by us as an expense in 2008, 2007 and 2006, respectively, for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  The fair value of these awards and the amounts expensed in 2008, 2007 and 2006, respectively, were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (FAS 123R).  See Note 4 to our combined and consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, 2007 and 2006 for a discussion of all assumptions made in connection with the computation of these values.

(2)	Represents payments made under our 2006 and 2007 Executive Annual Cash Incentive Plans.

(3)	Mr. Goldwasser became our Chief Executive Officer effective June 12, 2007.

(4)
Mr. Jackson joined us in February 2007 as our Executive Vice President and General Counsel and became our acting Chief Financial Officer effective June 1, 2007.  The Board appointed Mr. Jackson as our Chief Financial Officer on October 16, 2007.  Effective as of his appointment as Chief Financial Officer, Mr. Jackson resigned as our General Counsel.

(5)	Mr. Boehner joined us in April 2007 as our Executive Vice President, Chemicals and Energy and was appointed President of Symyx Research in November 2007 and President of Symyx HPR in December 2008.

(6)
Dr. Heritage was Senior Vice President and Chief Science Officer of MDL Information Systems, Inc. (“MDL”) for three years prior to Symyx’s acquisition of MDL in October 2007 and was appointed President of Symyx Software effective June 1, 2008.

(7)	Mr. Rosenthal joined us in December 2007 as our Senior Vice President of Finance and Principal Accounting Officer.

(8)
Mr. Cronin transitioned during our 2008 reorganization from Senior Vice President, Sales, overseeing sales for our three pre-existing business units, to Vice President, Sales for our Symyx Software business unit.

(9)	Mr. Abraham left Symyx in December 2008.

(10)
Consists of housing and other living expenses in the aggregate amount of $28,013, tax reimbursements and gross-up payments in the aggregate amount of $13,457, and $5,544 of life insurance premiums paid by Symyx.

(11)
Consists of $217,500 of severance payments, $4,500 of 401(k) plan matching contributions, $31,500 of relocation expenses, $16,172 of tax gross-up payments and $5,544 of life insurance premiums paid by Symyx.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information concerning grants of awards made to each Named Executive Officer during the fiscal year ended December 31, 2008:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (4)			All Other
Name	Grant Date	Threshold ($) (5)	Target ($)	Maximum ($) (5)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Isy Goldwasser
Stock Plan (2)	12/8/2008				200,000	$3.69	$356,000
Bonus Plan (3)	1/8/2008	$84,000	$315,000	$315,000

Rex Jackson
Stock Plan	12/8/2008				130,000	$3.69	$231,400
Bonus Plan	11/2/2007	$66,000	$214,500	$214,500

Richard Boehner
Stock Plan	12/8/2008				100,000	$3.69	$178,000
Bonus Plan	11/2/2007	$60,000	$195,000	$195,000

Kevin Cronin
Bonus Plan	11/2/2007	$40,000	$200,000	$200,000

Gerard Abraham
Bonus Plan	11/2/2007	$58,000	$188,500	$188,500

Trevor Heritage
Stock Plan	8/4/2008				100,000	$9.82	$373,000
Stock Plan	12/8/2008				100,000	$3.69	$178,000

Richard Rosenthal
Stock Plan	12/8/2008				60,000	$3.69	$106,800
Bonus Plan	12/4/2007	$15,624	$78,120	$78,120
______________________________

(1)
Represents the estimated fair value of the award as of the applicable grant date, determined in accordance with FAS 123(R), whereas the amounts shown under the column entitled “Option Awards” in the Summary Compensation Table above reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year.  See Note 4 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the valuation assumptions made in connection with the computation of these values.

(2)	The “Stock Plan” refers to the Symyx 2007 Stock Incentive Plan.

(3)	The “Bonus Plan” refers to the Symyx 2007 Executive Annual Cash Incentive Plan.

(4)
The targets in this column were not reached by the Named Executive Officers and Symyx did not provide non-equity incentive plan awards for their service during fiscal year 2008.  Rather, Symyx paid discretionary bonuses to the Named Executive Officers, other than our Chief Executive Officer, which are explained in the Compensation Discussion and Analysis of this proxy statement.

(5)
The threshold column states the bonus amount a Named Executive Officer was eligible to receive in the event we met the 2008 minimum financial performance goals set forth in the table under “Short-Term Cash Incentive Compensation Awards” above (the “Performance Table”) with respect to the Bonus Plan for 2008.  In such case, 20% of the bonus pool would be funded, and a Named Executive Officer would be eligible to receive as a bonus 20% of the salary percentage established for that Named Executive Officer under the Bonus Plan (as set forth under “Short-Term Cash Incentive Compensation Awards” above).  The maximum column states the bonus amount a Named Executive Officer was eligible to receive in the event we fully met the 2008 target financial performance goals set forth in the Performance Table with respect to the Bonus Plan for 2008.  In such case, the entire bonus pool would have been funded, and a Named Executive Officer would have been eligible to receive as a bonus the salary percentage established for that Named Executive Officer under the Bonus Plan.  Under the Bonus Plan for 2008, the target and maximum bonus amounts for which a Named Executive Officer was eligible were the same.

Outstanding Equity Awards at December 31, 2008

The following table sets forth certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each executive officer outstanding as of the end of the fiscal year ended December 31, 2008:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (#)	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Isy Goldwasser	—		—		—	—	32,300	(4)	$191,862
	29,369	(1)	—		$0.96	1/4/2009	—		—
	50,000	(1)	—		$12.00	10/21/2009	—		—
	108,390	(1)	—		$57.00	2/28/2010	—		—
	50,000	(1)	—		$25.50	1/11/2011	—		—
	80,000	(1)	—		$25.00	6/18/2011	—		—
	50,000	(1)	—		$16.70	3/1/2012	—		—
	150,000	(1)	—		$13.26	3/3/2013	—		—
	12,500	(1)	—		$26.70	3/1/2014	—		—
	12,500	(1)	—		$24.09	6/1/2014	—		—
	12,500	(1)	—		$18.95	9/1/2014	—		—
	12,500	(1)	—		$31.53	12/1/2014	—		—
	50,000	(1)	—		$27.89	3/1/2015	—		—
	0		200,000	(2)	$8.58	11/2/2012	—		—
	0		200,000	(3)	$3.69	12/8/2015	—		—

Rex Jackson	0		120,000	(2)	$8.58	11/2/2012	—		—
	0		130,000	(3)	$3.69	12/8/2015	—		—
	—		—		—	—	—		—
	—		—		—	—	26,500	(4)	$157,410

Richard Boehner	0		100,000	(2)	$8.19	11/2/2012	—		—
	0		100,000	(3)	$3.69	12/08/2015	—		—
	—		—		—	—	11,282	(4)	$67,015

Trevor Heritage	0		100,000	(5)	$9.82	8/4/2013
	0		38,000	(6)	$4.29	(6)
	0		100,000	(3)	$3.69	12/8/2015

Kevin Cronin	15,684	(1)	—		$25.50	1/10/2011
	834	(1)	—		$25.50	1/10/2011
	33,482	(1)	—		$25.50	1/10/2011
	938	(1)	—		$26.70	3/1/2014
	6,562	(1)	—		$26.70	2/29/2012
	2,124	(1)	—		$24.09	6/1/2014
	422	(1)	—		$31.53	12/1/2014
	7,078	(1)	—		$31.53	12/1/2014
	20,000	(1)	—		$27.89	3/1/2015
	0		50,000	(2)	$8.58	11/2/2012
							2,784	(4)	$16,537

Richard Rosenthal	6,000	(1)	24,000	(7)	$8.19	12/10/2014
	0		60,000	(3)	$3.69	12/8/2015

Gerard Abraham	—		—		—	—	—		—

________________
(1)	Fully vested.

(2)	20% of the shares vested on March 1, 2009, an additional 40% of the shares will vest on March 1, 2010 and the balance will vest on March 1, 2011.

(3)	16 2/3% of the shares will vest on June 8, 2009 and the balance will vest in equal consecutive quarterly installments over the 30-month period thereafter, until fully vested.

(4)	66 2/3% of the shares vested on March 1, 2009 and the balance will vest on March 1, 2010.

(5)	20% of the shares will vest on June 1, 2009, an additional 40% of the shares will vest on June 1, 2010 and the balance will vest on June 1, 2011.

(6)
20% of the shares vested on March 1, 2009 and expire on December 31, 2009, an additional 40% of the shares vest on March 1, 2010 and expire on December 31, 2010; and the balance of the shares vest on March 1, 2011 and expire on December 31, 2011.

(7)	50% of the shares will vest on December 10, 2009 and the balance will vest on December 10, 2010.

Option Exercises and Stock Vested in 2008

The following table sets forth certain information concerning each option exercise and vesting of stock, including restricted stock, restricted stock units and similar units, for each Named Executive Officer on an aggregated basis during the fiscal year ended December 31, 2008 (there were no option exercises by our Named Executive Officers in fiscal year 2008):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Isy Goldwasser	32,300	(2)	$211,565
Rex Jackson	26,500	(2)	$173,575
Richard Boehner	11,282	(2)	$73,897
Kevin Cronin	2,784	(2)	$18,235
Gerard Abraham	7,500	(3)	$55,725
Trevor Heritage	—		—
Richard Rosenthal	—		—
________________________________
(1)	Reflects the market value on the vesting date.

(2)	Stock award vested on March 1, 2008

(3)	Stock award vested on July 17, 2008

Potential Payments Upon Termination or Change-in-Control

On May 2, 2007, our Board approved the Executive Change in Control and Severance Benefit Plan (the “Severance Plan”).  The Severance Plan provides for the payment of certain benefits to certain eligible employees, which include the Named Executive Officers, other than (i) Mr. Rosenthal, who has contingent severance rights pursuant to the terms of his employment letter with Symyx as described below and (ii) Mr. Heritage, who has not been added by the Board as a participant in the Severance Plan since being promoted to President of Symyx Software.  Benefits are paid in exchange for an effective release of claims in the event of a Constructive Termination or Involuntary Termination Without Cause.  The severance compensation includes a lump sum cash severance payment equal to the participant’s coverage period (nine months, in the case of a termination that is not a Change in Control Termination, or 15 months, in the case of a Change in Control Termination) multiplied by the participant’s monthly base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately before the termination event.  Additionally, the Severance Plan provides for continued health benefit eligibility, paid COBRA premiums for continuation coverage (including coverage for his eligible dependents) for a period equal to the participant’s coverage period and accelerated vesting and exercisability of his or her then-outstanding equity awards for that number of shares that would have become vested and exercisable over the following twenty four (24) months of service.   Mr. Rosenthal’s contingent severance rights are materially equivalent to those provided under the Severance Plan, except that upon both a Constructive Termination or a Termination Without Cause, he is entitled to a lump sum payment equal to only six times his monthly base salary and to six months of COBRA benefits.

Under the Severance Plan:

1.     a “Constructive Termination” means, subject to certain limitations set forth in the Severance Plan, a participant’s resignation of employment within ninety (90) days after one of the following occurs without the participant’s express written consent:

•
we reduce the participant’s base salary, target bonus and/or other cash compensation programs, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ annual base salaries, bonuses, plans and/or other cash compensation programs instituted because we, taken as a whole, are in financial distress;

•
we reduce or eliminate the participant’s eligibility to participate in or the benefits associated with participating in our benefit programs that is inconsistent with the eligibility to participate in and benefits associated with participation enjoyed by similarly situated employees; or

•
we relocate the participant’s primary business office more than fifty (50) miles from the location at which the participant predominately performed duties prior to such relocation, except for required participant travel on our business to an extent substantially consistent with the participant’s prior business travel obligations

2.    “Involuntary Termination Without Cause” means our termination of a participant’s employment relationship for any reason other than the participant:

•
willfully refuses to perform in any material respect the participant’s duties or responsibilities for or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board;

•
engages in conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to us, including, but not limited to, misappropriation or conversion of our assets (other than non-material assets); or

•	engages in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony; and

3.    “Change in Control Termination” means any of the following:

•	our stockholders’ approve a plan of complete liquidation or of an agreement for the sale or disposition of all or substantially all of our assets;

•
our stockholders approve a merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation;

•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of our then outstanding voting securities; or

•
a change in the composition of the Board, as a result of which fewer than sixty-six percent (66%) of the directors are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of Company directors.

Our restricted stock unit agreements provide that upon a change of control, the shares subject to vesting under such agreements will accelerate in full if the acquiring entity does not assume these agreements.

The following table provides information on severance benefits that would become payable under the existing employment, severance and change in control agreements if the employment of our Named Executive Officers had terminated on December 31, 2008.

	Constructive Termination or Involuntary Termination Without Cause after a Change in Control			Constructive Termination or Involuntary Termination Without Cause other than after a Change in Control
Name and Principal Position	Health Care Benefits ($)(1)	Salary ($)(2)	Equity Acceleration ($)(3)	Health Care Benefits ($)(4)	Salary ($)(5)	Equity Acceleration ($)(3)
Isy Goldwasser	$28,245	$525,000	$491,862	$16,947	$315,000	$491,862
Rex Jackson	$28,245	$412,500	$352,410	$16,947	$247,500	$352,410
Richard Boehner	$28,245	$375,000	$217,015	$16,947	$225,000	$217,015
Richard Rosenthal(7)	$11,298	$130,200	$90,000	$11,298	$130,200	$90,000
Kevin Cronin	$28,245	$312,500	$16,537	$16,947	$187,500	$16,537
Trevor Heritage (8)	$—	$—	$—	$—	$—	$—
______________________________
(1)
Represents the full amount of premiums for continued coverage under our group health plans for each executive officer and his eligible dependents for 15 months following termination of service, provided the executive officer timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, except with respect to footnotes 7 and 8 below.

(2)	Represents the lump sum cash severance benefit equal to 15 times the monthly base salary in effect as of December 31, 2008, except with respect to footnotes 7 and 8 below.

(3)
Represents (a) the fair market value of those shares subject to outstanding restricted stock units and (b) the excess of the fair market value of those shares subject to outstanding unvested options that were “in the money” on December 31, 2008, calculated based on the closing price of our common stock of $5.94 on December 31, 2008, the last trading day of fiscal 2008, over the aggregate exercise price of such options.

(4)
Represents the full amount of premiums for continued coverage under our group health plans for each executive officer and his eligible dependents for nine months following termination of service, provided the executive officer timely elects continued coverage under COBRA, except with respect to footnotes 7 and 8 below.

(5)	Represents the lump sum cash severance benefit equal to nine times the monthly base salary in effect as of December 31, 2008, except with respect to footnotes 7 and 8 below.

(6)	Mr. Abraham left Symyx in December of 2008. All severance payments made to him are reflected under the column entitled “Other Compensation” in the Summary Compensation Table above.

(7)
Mr. Rosenthal is not a participant in the Severance Plan but is provided the severance benefits set forth in the above table pursuant to his employment letter with Symyx, dated December 4, 2007.  The “Salary” amount for Mr. Rosenthal represents a lump sum cash severance benefit equal to six times his monthly base salary in effect as of December 31, 2008. The “Health Care Benefits” represent the full amount of COBRA premiums for six months of continued coverage.

(8)	Mr. Heritage has not been added by the Board as a participant in the Severance Plan.

Director Compensation in 2008

The following table sets forth certain information concerning the compensation of our directors for the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Steven Goldby	$150,000	(10)	$92,817	—		$242,817
G. Stephen DeCherney(3)	$12,799		$23,892	—		$36,691
Timothy Harkness(4)	$37,829		$38,826	—		$76,655
David C. Hill	$45,353		$27,084	$102,358	(11)	$174,795
Bruce Pasternack	$50,548		$27,084	—		$77,632
Chris van Ingen(5)	$36,710		$38,826	—		$75,536
Thomas R. Baruch(6)	$11,635		—	—		$11,635
Anthony R. Muller(7)	$12,163		—	—		$12,163
Kenneth J. Nussbacher(8)	$23,077		$22,919	—		$45,996
Mario M. Rosati(9)	$13,846		$22,919	—		$36,765

_____________________
(1)
Represents the proportionate amount of the total fair value of the stock and option awards recognized by us as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  The fair value of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. See Note 4 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of all assumptions made in connection with the computation of these values.

(2)
The following table sets forth each grant of restricted stock units to the non-employee directors of Symyx during fiscal year 2008, together with the grant date fair value of each award computed in accordance with SFAS No. 123(R). The restricted stock units awarded to the directors listed below became or will become 100% issuable upon the Vesting Date listed in the table, subject to the director’s continued service.

Non-employee Director	Restricted Stock Units Granted in 2008 (#)	Grant Date	Vesting Date	Grant Date Fair Value of Restricted Stock Unit Award ($)	Aggregate Number of Stock Awards Outstanding at Fiscal Year End (#)
David C. Hill	6,935	6/16/2008	6/16/2009	$50,001	6,935
Bruce Pasternack	6,935	6/16/2008	6/16/2009	$50,001	6,935
Timothy Harkness	1,591	3/18/2008	6/12/2008	$11,742	0
Timothy Harkness	6,935	6/16/2008	6/16/2009	$50,001	6,935
Chris van Ingen	1,591	3/18/2008	6/12/2008	$11,742	0
Chris van Ingen	6,935	6/16/2008	6/16/2009	$50,001	6,935
G. Stephen DeCherney	5,111	7/29/2008	6/16/2009	$44,108	5,111

(3)	Dr. DeCherney was appointed to the Board effective July 29, 2008. Dr. DeCherney’s compensation is pro rated for the portion of the year that he served on our Board.

(4)	Mr. Harkness was appointed to the Board effective March 18, 2008. Mr. Harkness’s compensation is pro rated for the portion of the year that he served on our Board.

(5)	Mr. van Ingen was appointed to the Board effective March 18, 2008. Mr. van Ingen’s compensation is pro rated for the portion of the year that he served on our Board.

(6)	Mr. Baruch retired from the Board effective March 17, 2008. Mr. Baruch’s compensation is pro rated for the portion of the year that he served on our Board.

(7)	Mr. Muller retired from the Board effective March 17, 2008. Mr. Muller’s compensation is pro rated for the portion of the year that he served on our Board.

(8)	Mr. Nussbacher retired from the Board effective June 16, 2008. Mr. Nussbacher’s compensation is pro rated for the portion of the year that he served on our Board.

(9)	Mr. Rosati retired from the Board effective June 16, 2008. Mr. Rosati’s compensation is pro rated for the portion of the year that he served on our Board.

(10)	Consists of salary earned during 2008 as our Executive Chairman. Mr. Goldby resigned from this position effective as of January 1, 2009 and remains our non-executive Chairman.

(11)	Consists of payment of consulting fees in connection with Dr. Hill’s consulting services to us.

Each non-employee member of the Board receives an annual fee of $30,000 paid on a quarterly basis for service as a director.  Effective April 1, 2006, each member (other than the chairperson of each standing committee) of the Audit Committee, Compensation Committee and Governance Committee receives an additional annual fee of $10,000, $7,500 and $7,500, respectively, paid on a quarterly basis.  The chairperson of the Audit Committee, Compensation Committee and Governance Committee receives an additional annual fee of $20,000, $10,000 and $10,000 respectively, paid on a quarterly basis.  The lead independent director receives an additional annual fee of $15,000.  Each non-employee member of the Board also receives an annual restricted stock unit award equal to a value of $50,000 that will fully vest on the date of the following year’s annual meeting of stockholders if he or she is still a director on that day.  These grants are pro rated to reflect the term of service for any new directors hired between annual meeting dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the our common stock as of February 18, 2009, by (i) each person or entity who is known by Symyx to own beneficially more than 5% of the outstanding shares of common stock; (ii) each director of Symyx; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all directors and executive officers of Symyx as a group.  Unless otherwise indicated, the address of each listed stockholder is c/o Symyx Technologies, Inc., 1263 East Arques Avenue, Sunnyvale, CA  94085, United States.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class(1)(2)
5% Stockholders:
Tocqueville Asset Management, L.P. (3)
40 West 57th Street
19th Floor
New York, NY 10019	1,864,490	5.48%

T. Rowe Price Associates, Inc. (4)
100 East Pratt Street
Baltimore, MD 21202	3,896,401	11.45%

Wells Fargo & Company (5)
420 Montgomery Street
San Francisco, CA 94163	2,862,623	8.41%

Barclays Global Investors (6)
400 Howard Street
San Francisco, CA	1,717,407	5.05%

Royce & Associates, LLC (7)
1414 Avenue of the Americas
New York, NY 10019	4,014,800	11.80%

Conus Partners, Inc. (8)
49 West 38th Street, 11th Floor
New York, NY 10018	2,034,348	5.98%

Directors and/or Officers:
Steven D. Goldby(9)	719,338	2.07%
G. Stephen DeCherney	0	*
Timothy Harkness	1,591	*
David Hill	4,404	*
Bruce Pasternack	4,138	*
Chris van Ingen	1,591	*
Isy Goldwasser(10)	747,064	2.15%
Rex S. Jackson(11)	63,038	*
Richard Boehner(12)	34,770	*
Trevor Heritage(13)	7,600	*
Richard Rosenthal(14)	9,328	*
Gerard Abraham	4,819	*
Kevin Cronin(15)	100,833	*
All directors and executive officers as a group (13 persons) (16)	1,757,102	4.78%
______________________________
* Less than 1% of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 18, 2009 are deemed outstanding.  The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 34,031,617 shares of common stock outstanding as of February 18, 2009.

(3)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009, Tocqueville Asset Management, L.P. has no shared voting power and no shared dispositive power and has sole voting power and sole dispositive power with respect to the shares as of December 31, 2008.

(4)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2009, T. Rowe Price Associates, Inc. has no shared voting or dispositive power and has sole voting power with respect to 1,404,111 shares and sole dispositive power with respect to 3,896,401 shares as of December 31, 2008.

(5)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2009, (i) Wells Fargo & Company has sole voting power with respect to 2,758,384 shares, shared voting power with respect to 560 shares, sole dispositive power with respect to 2,824,284 shares and shared dispositive power with respect to 38,339 shares as of December 31, 2008, (ii) Wells Capital Management Incorporated has no shared voting power or shared dispositive power and has sole voting power with respect to 886,251 shares and sole dispositive power with respect to 2,682,370 shares as of December 31, 2008, and (iii) Wells Fargo Fund Management has no shared voting power or shared dispositive power and has sole voting power with respect to 1,830,497 shares and sole dispositive power with respect to 63,493 shares as of December 31, 2008.

(6)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2009, (i) Barclays Global Investors, NA. has sole voting power with respect to 697,946 shares, sole dispositive power with respect to 889,477 shares and no shared voting power or shared dispositive power as of December 31, 2008, and (ii) Barclays Global Fund Advisors has sole voting power with respect to 827,930 shares, sole dispositive power with respect to 827,930 shares and no shared voting power or shared dispositive power as of December 31, 2008.

(7)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2009, Royce & Associates, LLC has no shared voting or dispositive power and has sole voting and sole dispositive powers with respect to 4,014,800 shares as of December 31, 2008.

(8)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009, Cronus Partners, Inc. has no sole voting or sole dispositive power and has shared voting power and shared dispositive power with respect to 2,034,348 shares as of December 31, 2008.

(9)
Includes 675,612 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009 and 2,500 shares of our common stock held in the name of the Steven Goldby and Florence Goldby Trust, of which Mr. and Mrs. Goldby are trustees.

(10)
Includes 628,390 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009 and 21,534 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of February 18, 2009

(11)
Includes 24,000 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009 and 17,667 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of February 18, 2009.

(12)
Includes 20,000 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009 and 7,521 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of February 18, 2009.

(13)	Includes 7,600 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009.

(14)	Includes 6,000 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009.

(15)
Includes 97,124 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009 and 1,856 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of February 18, 2009.

(16)
Includes 1,458,726 shares of our common stock issuable pursuant to stock options exercisable within 60 days of February 18, 2009, 48,578 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of February 18, 2009, and 2,500 shares of our common stock held in a trust.  See footnote 9 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms submitted to it during or with respect to 2008, we believe that all officers, directors and beneficial owners of more than 10% of the outstanding common stock complied with all Section 16(a) requirements during or with respect to 2008, except that Gerard Abraham filed a Form 4 late on July 25, 2008 for a transaction that occurred July 17, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Isy Goldwasser, our Chief Executive Officer, is also a director of Intermolecular.  Mr. Baruch, a former member of our Compensation and Audit Committees, is the founder and Managing Director of CMEA Capital.  Mr. Pasternack, the current chairperson of our Compensation Committee is also a Venture Partner of CMEA Capital.  CMEA Capital holds a 17.5% interest in Intermolecular.  Mr. Baruch serves on Intermolecular’s board of directors and compensation committee.  In August 2006, we invested $13,500,000 in exchange for approximately 13% of the outstanding shares of Intermolecular and in December 2008, we invested an additional $1,647,000 to maintain our interest.  We entered into a Collaborative Development and License Agreement with Intermolecular in March 2005 and an Alliance Agreement in December 2005.  Under these agreements, the two companies worked together to conduct R&D and other activities with respect to materials and high-throughput technology for use in semiconductor applications.  Generally, each party bore its own expenses.  These agreements further provided certain licenses from us to Intermolecular, in exchange for which we are entitled to royalties.  In late 2007, following the conclusion of the joint research and development activities, these agreements were amended. Under the amended agreements, we have an ongoing obligation to provide two employees to modify and integrate certain Symyx software with and into Intermolecular products and to provide Intermolecular access to certain Symyx equipment for development purposes.  For the years ended December 31, 2008, 2007 and 2006, we recognized revenue, principally royalties, from Intermolecular of $1,418,000, $912,000 and $52,000, respectively.  As of December 31, 2008, Symyx recorded $32,000 of deferred revenue and a $77,000 customer deposit from Intermolecular.

Isy Goldwasser, our Chief Executive Officer, is a director of Visyx. In November 2006, we invested $400,000 in cash and licensed certain sensor technology in exchange for approximately 38% of the outstanding shares of Visyx. We have a 45% voting right in relation to its shareholdings.  CMEA Capital holds approximately 42% of the outstanding shares of Visyx and has a 49% voting right in relation to its shareholdings.  In July 2007, we provided Visyx a $100,000 loan in exchange for a convertible promissory note on the same terms and conditions as the other principal investor.  In November 2007, Measurement Specialties, Inc. acquired the assets of Visyx.  We will share in future distributions, if any, subject to certain preferred stock liquidation preferences.  Symyx does not have any commitments to fund this entity.  As of December 31, 2008, Symyx had a $0 carrying value of this investment.

We believe each of the transactions described above have terms no less favorable to us than we could have obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our directors and executive officers.  These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Transactions with Related Persons

As set forth in our Audit Committee charter, it is our policy that future transactions with affiliates, including any loans we make to principal stockholders or other affiliates, will be on terms no less favorable to us than we could have obtained from unaffiliated third parties.  Our Audit Committee will review and approve any transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.  The Audit Committee will also discuss with management the business rationale for the transactions and whether appropriate disclosures have been made.  These transactions will then be subject to approval by our Board, including a majority of the independent and disinterested members or, if required by law, a majority of our disinterested stockholders.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

A number of brokers with account holders who are our stockholders are “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker.  If you are holding a physical stock certificate, direct your written request to Wells Fargo Bank, N.A. Shareowner Services, Attn: Householding, P.O. Box 64854, St.  Paul, Minnesota 55164-0854, telephone number (877) 602-7615.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers or Wells Fargo Bank, N.A., our transfer agent, at (877) 602-7615.

FORM 10-K

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement.  This proxy statement incorporates by reference the information in Item 8, “Financial Statements and Supplementary Data.”  Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, upon written request to ir@symyx.com or to Investor Relations, Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, CA  94085.

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

FOR THE BOARD OF DIRECTORS

Isy Goldwasser
Chief Executive Officer

Sunnyvale, California
April 29, 2009

SYMYX TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 11, 2009
9:00 a.m. Pacific Daylight Time

SYMYX TECHNOLOGIES, INC.
1263 East Arques Avenue
Sunnyvale, CA 94085

Symyx Technologies, Inc. 1263 East Arques Avenue Sunnyvale, CA 94085

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 11, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” each Director Nominee in Proposal 1 and “FOR” Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Isy Goldwasser, Rex S. Jackson and Charley Haley, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

ADDRESS BLOCK
COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET–www.eproxy.com/smmx
Use the Internet to vote your proxy until 12:00 p.m. (PT) on June 10, 2009.
(PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (PT) on June 10, 2009.
* MAIL – Mark, sign and date your proxy card
 and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote “FOR” each Director Nominee in Proposal 1 and “FOR” Proposal 2.

Proposal 1. Election of directors:

	FOR	AGAINST	ABSTAIN

1a. Isy Goldwasser	☐	☐	☐

1b. David C. Hill	☐	☐	☐

1c. Chris van Ingen	☐	☐	☐

Proposal 2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.			☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE, “FOR” PROPOSAL 2, AND IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING AND FOR WHICH DISCRETIONARY AUTHORITY MAY BE PROPERLY EXERCISED.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy